                                                                    EXHIBIT 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholder
Calendar Broadcasting, Inc.:


We consent to the inclusion of our report dated April 2, 1999, except as to note 13, which is as of November 1, 1999, with respect to the consolidated balance sheet of Calendar Broadcasting, Inc. and subsidiaries as of December 31, 1998 and the related consolidated statements of operations, stockholder's equity, and cash flows for the year ended December 31, 1998, which report appears in the Form 8-K of Cumulus Media Inc. dated November 2, 1999.



                                        /s/ KPMG LLP

Short Hills, New Jersey
November 2, 1999